Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Symantec Corporation of our report dated June 8, 2006, except as to notes 3, 4 and 15, which are as of December 8, 2006, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, and of our report dated June 8, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting as of March 31, 2006, which reports appear in the current report on Form 8-K dated December 11, 2006 and the annual report on Form 10-K of Symantec Corporation for the fiscal year ended March 31, 2006, respectively.
Our report dated June 8, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006, expresses our opinion that Symantec Corporation did not maintain effective internal control over financial reporting as of March 31, 2006 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the Company has identified a material weakness with respect to the internal controls over financial reporting related to accounting for income taxes.
/s/ KPMG LLP
Mountain View, California
January 24, 2007